Exhibit 10.2

CONTRACTOR AGREEMENT

This Contractor Agreement (this “Agreement”) is entered into by and between Embark Technology, Inc., a Delaware corporation (“Company”) and Siddhartha Venkatesan (“Contractor”) effective as of date this Agreement is fully executed (the “Effective Date”).

1. SERVICES; PAYMENT; NO VIOLATION OF RIGHTS OR OBLIGATIONS. Contractor agrees to undertake and complete the Services (as defined in Exhibit A or the applicable Statement of Work) (“SOW”) in accordance with and on the schedule specified in Exhibit A or a SOW executed between the parties and governed by this Agreement. As the only consideration due Contractor regarding the subject matter of this Agreement, Company will pay Contractor in accordance with Exhibit A or the applicable SOW. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Contractor or by employees of Contractor and only those such employees who have been approved in writing in advance by Company. Contractor agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Contractor’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2. OWNERSHIP. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information (“IP Rights”) made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Contractor during the term of this Agreement that arise out of or in connection with the Services or any Confidential Information (as defined below) (collectively, “Inventions”) and Contractor will promptly disclose and provide all Inventions to Company. Contractor hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit B) if Contractor was an employee of Company. Contractor shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Contractor hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Contractor’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Contractor and all other creators or owners of the applicable Invention. Contractor warrants that all individuals it retains as employees or consultants will have written agreements that contain ownership terms substantially similar as the above sufficient to perfect Company’s ownership rights in the Inventions. Company acknowledges that Contractor may be employed by or providing services to other third party companies operating in Company’s industry and that nothing hereunder shall operate to assign any IP Rights belonging to any such third party companies or created by Contractor in connection with his employment by or service for such third party companies provided that Contractor abides by the Confidentiality and other provisions of this Agreement.

3. CONFIDENTIALITY.

3.1 Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” means information pertaining to any aspects of Company’s business, including but not limited to its research, technical data, products, services, plans for products or services, customers and potential customers, suppliers, customer lists and customers (including, but not limited to, customers of Company on whom Contractor called or with whom Contractor became acquainted during the period of its relationship with Company), prices and costs, markets and marketing, finances, budgets, financial projections, employees (including employee compensation), trade secrets, know-how, patents, patent applications, developments, software, inventions, licenses, processes, designs, drawings, engineering, formulae, scientific information, business plans, and agreements with third parties, or other business information disclosed to Contractor by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Contractor during the period of its relationship with Company (whether commenced prior to or upon the date of this Agreement). Contractor further understands that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of the Contractor or of others who were under confidentiality obligations as to the item or items involved.

3.2 Confidentiality Obligation. Contractor agrees to hold in strictest confidence and not directly or indirectly to use or disclose to any third person or entity, either during or after termination of the its relationship with Company, any Confidential Information that Contractor obtains or creates during the period of its relationship with Company (whether commenced prior to or upon the date of this Agreement), whether or not during working hours, except to the extent authorized by Company. Contractor agrees not to make copies of such Confidential Information except as authorized by Company. Contractor understands that pursuant to the federal Defend Trade Secrets Act of 2016, Contractor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Contractor further understands that nothing contained in this Agreement limits Contractor’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.

3.3 Prior Obligations. Contractor represents that his performance of all terms of this Agreement as a contractor of Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Contractor prior or subsequent to the commencement of Contractor's relationship with Company, and Contractor will not disclose to Company, or use, any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Contractor will not induce Company to use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party.

3.4 Third Party Information. Contractor recognizes that Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Contractor's work for Company consistent with Company’s agreement with such third party.

3.5 Company Property; Returning Company Documents. Contractor acknowledges and agrees that Contractor has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored Company files, e-mail messages and voice messages) and that Contractor’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Contractor further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Contractor agrees that, at the time of termination of Contractor’s relationship with Company, Contractor will deliver to Company (and will not keep in Contractor’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Contractor pursuant to such relationship or otherwise belonging to Company, its successors or assigns.

4. PUBLICITY. To the extent allowed by law, Section 2 and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Contractor hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Contractor will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Contractor will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

5. LICENSE. If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Contractor (or any person involved in the Services) and not assigned hereunder, Contractor hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

6. WARRANTIES AND OTHER OBLIGATIONS. Contractor represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Contractor may have to others; (ii) all work under this Agreement shall be Contractor’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Contractor); (iii) Contractor has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement and, in addition, Contractor will have each person who may be involved in any way with, or have any access to, any Services or Confidential Information enter into (prior to any such involvement or access) a binding agreement for Company’s benefit that contains provisions at least as protective as those contained herein); (iv) Contractor shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Contractor’s work requires a license, Contractor has obtained that license and the license is in full force and effect. Contractor shall notify Company, in writing, in advance of accepting any new employment, consulting or related engagement that is, or, as a result of such service activities, could create a conflict of interest with or interfere or limit Contractor’s ability to perform his obligations to Company hereunder.

7. TERM; TERMINATION. This Agreement, and Contractor’s independent contractor relationship with Company, will be for the period beginning on the Effective Date and ending on the date that is four months after the Effective Date, unless sooner terminated pursuant to this Section 7. The Company may terminate this Agreement at any time, with or without cause, , and Company shall upon such termination pay Contractor all unpaid, undisputed amounts due for the Services completed prior to notice of such termination, on a pro-rated basis. Upon the expiration of this Agreement or earlier termination by the Company other than for cause, the Company will also pay Contractor a lump sum payment of $500, subject to the Contractor signing and delivering an effective separation and general release agreement in a form and manner satisfactory to the Company (the “Separation and General Release Agreement”), Sections 2 through 15 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Contractor.

8. RELATIONSHIP OF THE PARTIES; INDEPENDENT CONTRACTOR; NO EMPLOYEE BENEFITS. Notwithstanding any provision hereof, Contractor is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Contractor shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Contractor, but Contractor shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Contractor shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Contractor. Contractor shall comply at Contractor’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Contractor shall bear sole responsibility for all taxes, insurance and benefits, if any, and shall indemnify and hold Company harmless from and against any liability with respect thereto. Company shall provide direction pertaining to the goals to be attained and the results to be achieved by Contractor, but Company shall not control or direct the manner or means by which Contractor performs the Services, including but not limited to the time and place Contractor performs the Services. Contractor shall furnish, at Contractor’s own expense, the materials, equipment, supplies, and other resources necessary to perform the Services and shall be responsible for any travel or other costs or expenses incurred by Contractor in connection with the performance of the Services, except as otherwise expressly provided in Exhibit A. Contractor will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Contractor’s obligations under any provision of this Agreement, for Company’s benefit and Contractor will be responsible for any noncompliance by them. Contractor agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Contractor. Contractor agrees that neither this Agreement nor the Services will constitute a continuation of Contractor’s Continuous Service Status under the Embark Trucks Inc. 2016 Plan and the Embark Technology, Inc. 2021 Incentive Award Plan (the “Equity Plans”). Contractor acknowledges that he has forfeited any and all awards granted to him under the Equity Plans effective as of June 30, 2023.

9. EXPORT. Contractor agrees to comply with all applicable export and re-export control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State. Contractor agrees to indemnify, to the fullest extent permitted by law, Company from and against any fines or penalties that may arise as a result of Contractor breach of this provision.  This export control clause shall survive termination or cancellation of this Agreement.

10. ANTICORRUPTION LAWS. Contractor acknowledges that it is familiar with and understands the provisions of the U.S. Foreign Corrupt Practices Act ("the FCPA") and the U.K. Bribery Act of 2010 (“UKBA”) and agrees to comply with its terms as well as any provisions of local law or Company’s corporate policy and procedures related thereto. Contractor further understands the provisions relating to the FCPA and UKBA’s prohibitions regarding the payment or giving of anything of value, including but not limited to payments, gifts, travel, entertainment and meals, either directly or indirectly, to an official of a foreign government or political party for the purpose of influencing an act or decision in his or her official capacity or inducing the official to use his or her party's influence with that government, to obtain or retain business involving Company’s products. Contractor agrees to not violate or knowingly let anyone violate the FCPA or UKBA while working on behalf of Company, and Contractor agrees that no payment made on behalf of Company will constitute a bribe, influence payment, kickback, rebate, or other payment that violates the FCPA, the UKBA, or any other applicable anticorruption or antibribery law.  Upon Company's request, Contractor agrees to provide Company with written certifications of Contractor 's FCPA and UKBA compliance and permit Company to inspect Contractor’s books and records upon request.

11. ASSIGNMENT. This Agreement and the services contemplated hereunder are personal to Contractor and Contractor shall not have the right or ability to assign, transfer any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part.

12. NOTICE. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

13. EQUAL OPPORTUNITY. Company is an equal opportunity employer and federal contractor or subcontractor. Consequently, the parties agree that, as applicable, they will abide by the requirements of 41 CFR 60-1.4(a), 41 CFR 60-300.5(a) and 41 CFR 60-741.5(a) and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. The parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

15. ENTIRE AGREEMENT. This Agreement (including any exhibits, accepted purchase orders and any amendments hereto) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous or contemporaneous communications, representations, proposals, commitments, understandings and agreements, whether written or oral, between the parties regarding the subject matter hereof. Company does not accept, expressly or impliedly and Company hereby rejects and deems deleted any additional or different terms or conditions that Contractor presents, including, but not limited to, any terms or conditions contained or referenced in any order, acceptance, acknowledgement, or other document, or established by trade usage or prior course of dealing.

15. MISCELLANEOUS. Any breach of Sections 2, 3, 4, 5 or 6 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

IN WITNESS WHEREOF, the undersigned have entered into this Contractor Agreement as of the Effective Date.

Embark Technology, Inc. Siddhartha Venkatesan

______/s/ Alex Rodrigues_________________________            __/s/ Siddhartha Venkatesan________________________

Signature                                                                                                     Signature

________Alex Rodrigues______________________                     _____7/2/2023_____________________________

Name                                                                                                              Date

_______CEO______________________

Title

________7/5/2023_____________________

Date

EXHIBIT A

SERVICES, DUTIES AND JOB DESCRIPTION

1.	Services:

Contractor will perform the following services (the “Services”): Assist Company with public company compliance, equity administration, intellectual property strategy, commercial negotiations, litigation management, billing and other issues related to its legal and administrative functions. Assist with recordkeeping. Serve as a source of institutional knowledge and advice for Company’s employees and the employees of Applied Intuition, Inc. (“Applied”) with respect to the Company’s business and operations, including, but not limited to, its assets, technology, commercial relationships, litigation and liabilities. Assist with the integration of the Company and its subsidiaries into Applied and its subsidiaries.

2.	Schedule:

•	10 hours per week in July 2023.

•	5 hours per week in August 2023.

•	10 hours per month in September 2023.

•	10 hours per month in October 2023.

3.	Duration: 4 months

4.	Compensation:

•	$10,000 per month

•	Expense reimbursement is (1) limited to required and reasonable telephone expenses and long distance coach class (or equivalent) travel (transportation, lodging and meals) authorized in writing by Company in advance, and (2) payable 30 days after itemized invoice and delivery of receipts).

5.	Payment Terms: Fifteen (15) days following the end of each month.

EXHIBIT B

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.